EXHIBIT 32.1
OFFICERS‘ SECTION 1350 CERTIFICATIONS
     Each of the undersigned officers of CabelTel International Corporation, a Nevada corporation (the “Company”) hereby certifies that:
(i)	The Company’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2005 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended; and

(ii)	The information contained in the Company’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2005 fairly presents, in all material respects, the financial condition and results of operations of the Company, at and for the periods indicated.
Dated: November 21, 2005
By: /s/ Ronald C. Finley
       Ronald C. Finley, Chief Executive
       Officer
By: /s/ Gene S. Bertcher
       Gene S. Bertcher, President and
       Chief Financial Officer

21